Exhibit 10(m)
THE SHERWIN-WILLIAMS COMPANY
2008 AMENDED AND RESTATED
EXECUTIVE LIFE INSURANCE PLAN
     The Sherwin-Williams Company, an Ohio corporation (the “Company”), on behalf of itself and Participating Affiliates, hereby establishes this 2008 Amended and Restated Executive Life Insurance Plan (the “Plan”), effective retroactive to January 1, 2004 to assure compliance with new securities and tax laws and regulations. The Plan has been operated in good faith compliance with and shall hereafter be interpreted in all respects to comply with final split dollar regulations, applicable federal securities laws, Internal Revenue Code Section 409A, to the extent applicable, and those provisions of the Employee Retirement Income Security Act of 1974, as amended, applicable to a welfare benefit plan maintained to provide life insurance benefits to a “select group of management or highly compensated employees.” The purpose of the Plan is to attract and retain high quality executives and to promote in key executives increased efficiency and an interest in the successful operation of the Company. Participation in this Plan is in lieu of participation in any other Company sponsored group life insurance plan.
ARTICLE 1
Definitions
     1.1 Administrator shall mean the Compensation and Management Development Committee or such other person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 7 of the Plan.
     1.2 Base Salary shall mean the Participant’s base annual salary excluding incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.
     1.3 Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 6 of the Plan.
     1.4 Class A Participant shall mean a Participant who has been designated by the Administrator to participate in the Class A Participant Program pursuant to Article 3.
     1.5 Class A Participant Program shall mean the collateral assignment loan structure life insurance program provided to Class A Participants pursuant to Article 3.
     1.6 Class B Participant shall mean a Participant who has been designated by the Administrator to participate in the Class B Participant Program pursuant to Article 4.
     1.7 Class B Participant Program shall mean the endorsement structure life insurance program provided to Class B Participants pursuant to Article 4.
     1.8 Company shall mean The Sherwin-Williams Company except that where the context requires, Company shall mean the Company or the Participating Affiliate whichever is the employer of the Participant.

     1.9 Collateral Assignment shall mean the Collateral Assignment Agreement executed by a Class A Participant assigning the Policy to the Company as collateral security for the return of the Cumulative Company Loan pursuant to Article 3.
     1.10 Coverage Maturity Date unless otherwise specified in the Participant Enrollment Form, the Coverage Maturity Date shall mean the later of the last day of the sixth month commencing after the Participant’s Retirement or the fifteenth (15th) anniversary date of the Policy (i.e. the end of the 15th Policy year). The Coverage Maturity Date may be changed by amendment of the Participant Enrollment Form only if such change complies with all requirements of IRC Section 409A without the imposition of excise taxes.
     1.11 Cumulative Company Contribution shall mean the total cumulative premiums actually paid on the Policy of a Class B Participant by the Company as of the relevant date net of any loans or withdrawals from the Policy by the Company and net of any amounts previously reimbursed to the Company by the Participant.
     1.12 Cumulative Company Loan shall mean the total cumulative premiums actually paid on the Policy of a Class A Participant by the Company as of the relevant date net of any loans or withdrawals from the Policy by the Company and net of any amounts previously reimbursed to the Company by the Participant.
     1.13 Disability shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Administrator may require that the Participant submit evidence of such qualification for disability benefits in order to determine the Disability of the Participant under this Plan.
     1.14 Early Retirement Eligibility Date shall mean the date on which the Participant has both attained age fifty-five (55) and completed at least twenty (20) Years of Service.
     1.15 Economic Benefit Amount shall mean the value of the economic benefit of the life insurance coverage provided to a Class B Participant under the Plan as determined in the complete and sole discretion of the Administrator based on Treasury regulations, rulings issued by the Internal Revenue Service and other applicable authorities.
     1.16 Eligible Executive shall mean an executive of the Company or a Participating Affiliate selected by the Administrator to be eligible to participate in the Plan. The Administrator shall designate whether an Eligible Executive is eligible to participate as either a Class A Participant or a Class B Participant.
     1.17 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, as interpreted by regulations and applicable authorities promulgated thereunder.

     1.18 Imputed Interest shall mean the interest imputed to the Participant under IRC Section 7872 by reason of the Cumulative Company Loan which shall be based on the blended annual federal statutory short-term rate which is in effect under IRC Section 1274(d) for the Plan Year for which the amount of forgone interest is being determined, compounded annually.
     1.19 IRC shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.
     1.20 Normal Retirement Date shall mean the date on which the Participant attains age sixty-five (65).
     1.21 Participant shall mean an Eligible Executive who has completed a Participant Enrollment Form pursuant to Article 2 of the Plan and shall include either a Class A Participant or a Class B Participant.
     1.22 Participant Enrollment Form shall mean the written agreement to participate in the Plan submitted by a Participant to the Administrator pursuant to Article 2 of the Plan which shall specify the class in which the Participant shall participate in the Plan and the Coverage Maturity Date. The Participant Enrollment From may only be amended by mutual agreement of the Company and the Participant and in compliance with all requirements of IRC Section 409A, without the imposition of excise taxes. For example, any amendment to change the Coverage Maturity Date shall be made no less twelve (12) months prior to the original Coverage Maturity Date and shall delay the Coverage Maturity Date by a minimum of five (5) years.
     1.23 Participating Affiliate shall mean The Sherwin-Williams Automotive Finishes Corporation and/or such other affiliate of the Company as may be designated by the Administrator to participate in the Plan and which has adopted the Plan and authorized the Administrator and The Sherwin-Williams Company to act on it’s behalf in administration of the Plan, as provided in Section 8.2.
     1.24 Plan Year shall mean the calendar year.
     1.25 Policy shall mean the life insurance policy or policies insuring the life of the Participant made subject to this Plan pursuant to Articles 3 or 4 of the Plan.
     1.26 Retirement shall mean Termination of Employment on or after the earlier of the Early Retirement Eligibility Date or the Normal Retirement Date.
     1.27 Target Death Benefit shall be based on a multiple of the Participant’s approximate projected Base Salary specified on a Schedule A to this Plan. The specified multiple and the approximation of Base Salary for this purpose may be adjusted from time to time by amendment of Schedule A in the complete and sole discretion of the Administrator.
     1.28 Termination of Employment shall mean the date of the cessation of the Participant’s employment with the Company for any reason whatsoever, whether voluntary or involuntary, including by reason of Retirement, Disability or death. A transfer between the Company and a Participating Affiliate or among Participating Affiliates shall not be considered a Termination of Employment.

     1.29 Years of Service shall mean the cumulative consecutive years of continuous full-time employment with the Company or a Participating Affiliate, beginning on the date the Participant first began service with the Company or Participating Affiliate, and counting each anniversary thereof.
ARTICLE 2
Participation
     2.1 Enrollment. An Eligible Executive shall enroll in the Plan by filing a completed and fully executed Participant Enrollment Form and such other insurance applications and forms as may be reasonably requested by the Administrator. An Eligible Executive shall become a Participant in the Plan when he or she is notified in writing that his or her participation in a particular class of coverage has been approved by the Administrator and that insurance coverage has been secured on his or her behalf.
     2.2 Insurability. Eligible Executives are not automatically entitled to the insurance benefits provided under this Plan. Each Eligible executive must satisfy the requirements for obtaining insurance and be issued a Policy before he or she shall be covered (or coverage may be increased) under the Plan. The Eligible Executive shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Eligible Executive refuses to so cooperate, the Company shall have no further obligation to the Eligible Executive under the Plan. In the event of the Eligible Executive’s suicide during the first two (2) years in the Plan, or if the Eligible Executive makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Eligible Executive under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.
     2.3 Addition or Removal of Participants. The Administrator may, at any time, in its discretion, designate additional Eligible Executives to participant in the Plan or remove a Participant or class of Participants from eligibility to participate in the Plan. The Administrator shall notify the Participant in writing whenever a Participant is no longer eligible to participate in the Plan, at which time (i) a Class A Participant shall have the right to repay the Cumulative Company Loan and retain the Policy under the same terms and conditions as if the Participant had experienced a Termination of Employment under Section 3.6 of this Plan, and (ii) a Class B Participant shall have the right to purchase the Policy for the net cash surrender value under the same terms and conditions as if the Participant had experienced a Termination of Employment under Section 4.6 of this Plan upon receipt of such notice. In the event that a Class A Participant becomes eligible for the Class B Participant Program, the Company shall purchase the Class A Participant’s Policy from the Participant for its net cash surrender value in excess of the Cumulative Company Loan as of the date of conversion and shall thereafter provide benefits to such Participant through the Class B Participant Program under such terms and conditions as may be specified in the new Participant Enrollment Form. A Class B Participant shall not be eligible for conversion to the Class A Participant Program.

ARTICLE 3
Class A Participant Life Insurance Program
     3.1 Policy. To provide the insurance benefits to Class A Participants under the Plan, the Participant shall be issued one or more insurance policies covering the life of the Participant (referred to together herein as the “Policy”). The Class A Participant shall be the owner of the Policy and shall hold all incidents of ownership therein. However, the Class A Participant shall execute a Collateral Assignment of the Policy in favor of the Company, securing to the Company, on a nonrecourse basis, the right to return of its Cumulative Company Loan, and the Class A Participant’s ownership rights in the Policy shall be subject to the terms of this Plan and the Collateral Assignment.
     3.2 Premiums. Prior to the earlier of (i) Termination of Employment, other than by reason of Retirement or Disability, and (ii) the Coverage Maturity Date, the Company shall pay premiums on the Policy each Plan Year reasonably calculated to provide a death benefit under the Policy at least equal to the Cumulative Company Loan plus the Target Death Benefit.
     3.3 Imputed Interest. The Company shall include in the Class A Participant’s income for income tax purposes each year Imputed Interest on the balance of the Cumulative Company Loan to the Class A Participant under the Plan for such Plan Year.
     3.4 Policy Loans, Withdrawals, or Surrender. The Company shall have the right to obtain loans or make withdrawals from the Policy of a Class A Participant up to the amount of the Cumulative Company Loan so long as such loans or withdrawals do not reduce the net cash value in the Policy below the level required to provide a death benefit under the Policy at least equal to the remaining Cumulative Company Loan plus the Target Death Benefit. The Class A Participant shall have the right to obtain loans, make withdrawals or surrender the Policy in connection with a termination event and after, or for the purposes of, repayment of the Cumulative Company Loan.
     3.5 Death Benefit. In the event of a Class A Participant’s death prior to release of the Policy and termination of this Plan and the Collateral Assignment, the Company shall be entitled to receive a portion of the death benefits payable under the Policy equal to the outstanding Cumulative Company Loan. The balance of the death benefits payable from the Policy (if any) shall be paid to the Beneficiary designated by the Participant.
     3.6 Termination of Employment. Upon a Class A Participant’s Termination of Employment other than by reason of Retirement, Disability, or death the Company shall be entitled to the return of its Cumulative Company Loan. The Company shall withdraw its Cumulative Company Loan from the Policy and release the Collateral Assignment, and thereafter the Participant shall be the sole owner of the Policy and shall bear any and all costs of keeping the Policy in force.
     3.7 Retirement. In the event of a Class A Participant’s Retirement, the Participant shall continue to be eligible to receive benefits under the Plan (subject to Article 5). The Company shall have the discretion to withdraw its Cumulative Company Loan from the Policy and release the Collateral Assignment at such time as the Administrator determines in its complete and sole discretion that the cash value in the policy is sufficient to maintain the Target Death Benefit, and thereafter the Participant shall be the sole owner of the Policy and shall bear any and all costs of keeping the Policy in force.
     3.8 Disability. In the event of a Class A Participant’s Disability prior to the earlier of the Normal Retirement Date or the Early Retirement Eligibility Date, the Participant shall continue to be eligible to receive benefits under the Plan until the earlier of the Normal Retirement Date or the Early Retirement Eligibility Date (subject to Article 5) and thereupon, the Participant shall have the rights specified in Section 3.7. Notwithstanding the forgoing, if Disability does not continue until the earlier of the Normal Retirement Date or the Early Retirement Eligibility Date and the Participant does not return to work with the Company or a Participating Affiliate, the cessation of Disability shall be treated as a Termination of Employment under Section 3.6.
     3.9 Assignment. A Class A Participant may assign to one or more individuals or trustees all or any part of the Participant’s right, title, claim, interest, benefit and any other incidents of ownership in the Policy under the Plan, provided that such assignment shall be subject to the terms and conditions of the Plan.
ARTICLE 4
Class B Participant Life Insurance Program
     4.1 Policy. To provide the insurance benefits to a Class B Participant under this Plan, the Company shall purchase one or more insurance policies covering the life of the Class B Participant (referred to together herein as the “Policy”). The Company shall be the owner of the Policy on the life of the Class B Participant and shall hold all incidents of ownership therein. However, the Company shall take such action as may be necessary to endorse to the Class B Participant a portion of the death benefit under the Policy to provide the benefits to which the Class B Participant is entitled under Article 4 of the Plan. Prior to the Participant’s death, the Coverage Maturity Date or purchase of the Policy by the Participant on termination of this Agreement, a Class B Participant shall have no right, title or interest in the Policy or any cash values in the Policy and the Policy shall remain, at all times, part of the general assets of the Company, subject to the claims of its general creditors.
     4.2 Premiums. Prior to the earlier of (i) Termination of Employment, other than by reason of Retirement or Disability, and (ii) the Coverage Maturity Date, the Company shall pay premiums on the Policy each Plan Year reasonably calculated to provide a death benefit under the Policy at least equal to the Target Death Benefit.
     4.3 Economic Benefit. The Company shall include in the Class B Participant’s income for income tax purposes each year the Economic Benefit of the life insurance coverage provided to the Participant under the Plan.
     4.4 Policy Loans, Withdrawals, or Surrender. The Company shall have the right to obtain loans or make withdrawals from the Policy on the life of a Class B Participant or to surrender or exchange the Policy at all times prior to the Class B Participant’s death, the

Coverage Maturity Date or purchase of the Policy by the Participant on termination of this Agreement.
     4.5 Death Benefit. In the event of a Class B Participant’s death prior to termination of the Participant’s participation in the Plan, the designated beneficiary of a Class B Participant shall be entitled to receive an amount equal to the Target Death Benefit. The balance of the death benefits payable from the Policy (if any) shall be paid to the Company.
     4.6 Termination of Employment. Upon a Class B Participant’s Termination of Employment, other than be reason of Retirement, Disability or death, the Class B Participant’s right to benefits under the Plan shall cease as of the date of such Termination of Employment and the Company shall continue as the sole owner of the Policy. The Class B Participant shall have the right to purchase the Policy from the Company for an amount equal to the net cash surrender value of the Policy or such other amount as may be reasonably agreed to by the parties.
     4.7 Retirement. In the event of a Class B Participant’s Retirement prior to the Coverage Maturity Date, coverage under this Plan shall continue (subject to Article 5) until the Coverage Maturity Date. Upon the Coverage Maturity Date, if the Participant is still in the employ of the Company or has experienced a Termination of Employment by reason of Retirement or Disability (as provided in Section 4.8), the Company shall withdraw its Cumulative Company Contribution from the Policy and transfer the Policy to the Participant. Thereafter the Participant shall be the sole owner of the Policy and shall bear any and all costs of keeping the Policy in force. Prior to such transfer, the Company shall be the sole owner of the Policy which shall be part of the Company’s general unsecured assets subject to the claims of general creditors as provided in Section 4.1.
     4.8 Disability. In the event of a Class B Participant’s Disability prior to the earlier of the Normal Retirement Date or the Early Retirement Eligibility Date, the Participant shall continue to be eligible to receive benefits under the Plan (subject to Article 5) until the earlier of the Normal Retirement Date or the Early Retirement Eligibility Date and thereupon, the Participant shall have the rights specified in Section 4.7. Notwithstanding the forgoing, if Disability does not continue until the Normal Retirement Date or the Early Retirement Eligibility Date and the Participant does not return to work with the Company or a Participating Affiliate, the cessation of Disability shall be treated as a Termination of Employment under Section 4.6.
     4.9 Assignment. A Class B Participant shall not assign all or any part of the Participant’s right, title, claim, interest or benefit under the Plan except under circumstances where such transfer is ignored for tax purposes and complies with all applicable laws without the acceleration of income taxes or the imposition of excise taxes.
ARTICLE 5
Amendment and Termination of Plan
     5.1 Amendment or Termination of Plan. The Company may, at any time, direct the Administrator to amend or terminate the Plan and/or demand repayment of the Cumulative Company Loan from any Class A Participant, except that any amendment or termination of the Plan which would reduce the rights of a Participant under the Plan or the Policy without the written consent of the Participant shall be treated, solely for the purpose of this Plan, as a Termination of Employment other than by reason of Retirement, Disability or death and the Participant shall have the rights specified in Sections 3.6 and 4.6 as applicable under the same terms and conditions as if the Participant had experienced a Termination of Employment as of the date of such Plan termination. The Company shall not, with or without the written consent of the Participant, terminate or amend the Plan in any manner which would violate the provisions of IRC Section 409A, or any other applicable laws.
ARTICLE 6
Beneficiaries
     6.1 Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.
     6.2 Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Unless the Participant has made an irrevocable designation or assignment, any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such Executive’s Beneficiary designation, unless in the case of divorce, the previous spouse was not designated as Beneficiary and unless in the case of marriage, the new spouse has previously been designated as Beneficiary.
     6.3 Absence of Valid Designation. If the Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary dies prior to complete distribution of the Policy proceeds, then the Administrator shall direct the distribution of such benefits to the Participant’s estate or, in the case of assignment, to the assignee.
ARTICLE 7
Administration/Claims Procedures
     7.1 Administration. The Plan will be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to delegate responsibility to agents or service providers, (iv) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (v) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.
     7.2 Notice of Right to Claim Benefits. The Administrator shall be the “named fiduciary” and the Administrator or its appointed agent shall notify the Participant and, where appropriate, the Beneficiary, of a right to claim benefits under the Plan, shall make forms available for filing of such claims, and shall provide the name of the person or persons with whom such claim should be filed.
     7.3 Claims Procedures. Any Participant, former Participant or Beneficiary may file a written claim with the Administrative Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrative Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after receipt of the claim by the Administrative Committee. The claim may be deemed by the claimant to have been approved in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim (including applicable time limits and a statement of the claimant’s right submit the claim to binding arbitration following an adverse determination on review).
     7.4 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrative Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrative Committee shall issue a decision not later than sixty (60) days after the receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after the receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based.

ARTICLE 8
Miscellaneous
     8.1 Successors of the Company. The rights and obligations of the Company and any Participating Affiliate under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company or such Participating Affiliate.
     8.2 Adoption by Participating Affiliates. The Administrator may authorize any subsidiary or affiliate of the Company to adopt the Plan and become a Participating Affiliate. In order to become a Participating Affiliate, such entity shall deliver to the Administrator a corporate resolution evidencing adoption of the Plan by the Board of Directors of the Participating Affiliate. Each Participating Affiliate, by adopting the Plan agrees to comply with any requirements of the Administrator with respect to administration of the plan and authorizes the Administrator and/or The Sherwin-Williams Company to act as its agent in all transactions in which the Administrator believes such agency will facilitate administration of the Plan including amendment or termination of the Plan. A Participating Affiliate may independently terminate its participation in the Plan under the same terms and conditions provided in Article 5.
     8.3 Tax Liability and Withholding. The Participant shall make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the provision or payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for such withholding and tax payments as may be required through the reduction of other amounts payable to the Participant.
     8.4 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company or any Participating Affiliate.
     8.5 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
     8.6 Captions. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     8.7 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
     8.8 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by the Participant.
     8.9 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company or a Participating Affiliate, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     8.10 Notice to Insurance Company. The Administrator shall be responsible for notifying the life insurance company which issues the Policy of any changes in the ownership rights and interests of the Participant and the Company and of any changes in the Beneficiary to receive death benefits under the Policy, and the life insurance company shall be entitled to rely upon such notification received from the Administrator.
     8.11 ERISA Plan. The Plan is intended to qualify as a welfare benefit plan covered by Title I of ERISA. To the extent any part of the Plan is determined to constitute pension or deferred compensation benefits, such benefits shall at all times remain unfunded, unsecured benefits maintained primarily for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.
     8.12 Applicable Law. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Ohio.
     8.13 Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures hereunder shall be settled by arbitration in accordance with the applicable Employment Dispute Resolution Rules of the American Arbitration Association in the state of Ohio. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.
          IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 10th day of December, 2008.

THE SHERWIN-WILLIAMS COMPANY
By:	/s/ Thomas E. Hopkins
Its: Senior Vice President — Human Resources

SCHEDULE A
TARGET DEATH BENEFIT

SWMIP Level	Pre-Retirement	Post Retirement

I	1.5 X Base Salary	0.75 X Base Salary
II	3.0 X Base Salary	1.75 X Base Salary
III	3.5 X Base Salary	2.0 X Base Salary
IV	4.0 X Base Salary	2.5 X Base Salary
V	4.0 X Base Salary	2.5 X Base Salary